UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.             )

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RBC LIFE SCIENCES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RBC LIFE SCIENCES, INC.
2301 Crown Court
Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 17, 2010

NOTICE is hereby given that the annual meeting of shareholders of RBC LIFE SCIENCES, INC. (the “Company”) will be held on June 17, 2010, at 9:00 a.m., local time, at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, Texas for the following purposes:

(1) To elect eight persons to serve as directors of the Company, each to hold office until his successor is elected and qualified or until his earlier resignation or removal from office; and

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 20, 2010 are entitled to notice of and to vote at the meeting or any adjournment thereof.  A list of those shareholders may be viewed at the Company’s offices at 2301 Crown Court, Irving, Texas for ten days before the meeting.

Whether or not you plan to attend the meeting in person, please mark, sign and date the enclosed proxy and return it promptly in the accompanying envelope.  If you do attend the meeting in person, you may withdraw your proxy and vote in person. If you plan to attend the meeting, please remember to bring photo identification with you.

By Order of the Board of Directors,

/s/ Steven E. Brown
Steven E. Brown Secretary

Irving, Texas
May 6, 2010

RBC LIFE SCIENCES, INC.

PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 17, 2010

INTRODUCTION

This Proxy Statement, and the enclosed proxy form, are furnished on or about May 6, 2010, to shareholders of RBC Life Sciences, Inc., a Nevada corporation (the “Company”), to solicit, on behalf of the Company’s Board of Directors (the “Board”), proxies to vote at the Annual Meeting of Shareholders of the Company to be held June 17, 2010 (the “Annual Meeting”), or any adjournment or postponement thereof.  Proxies in the form enclosed will be voted at the Annual Meeting if properly executed, returned to the Company before the Annual Meeting, and not revoked.  As described below, a proxy may be revoked at any time prior to its use by written notice or by furnishing a proxy subsequent in time. All shares represented at the meeting by properly executed proxies will be voted as specified, and, unless otherwise specified, will be voted for the election of each of the director nominees.

Record date and outstanding capital stock

The record date for shareholders entitled to vote at the Annual Meeting is April 20, 2010.  Only shareholders of record at the close of business on that date will be entitled to vote at the meeting.  At the close of business on April 20, 2010, there were 21,921,934 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) outstanding.

Quorum and voting

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of the Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting.  Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held in that shareholder’s name on the record date.

Solicitation of proxies

The accompanying proxies are solicited on behalf of the Board.  The Company will pay all expenses of soliciting these proxies.  Proxies may be solicited not only by mail, but also by personal interview, telephone and electronic transmission by the Company’s directors, officers and employees. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock, and the Company may reimburse them for corresponding reasonable out-of-pocket expenses.

Actions to be taken at the meeting

Shares of Common Stock represented by a validly executed proxy in the accompanying form, unless the shareholder otherwise specifies in the proxy, will be voted for the election of the persons named as nominees under the caption “Election of Directors” as directors of the Company.

Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting or any adjournment thereof, the proxy holders may vote the proxies at their discretion. The directors do not know of any other matter or business to be presented for consideration at the meeting.

Revocation of proxies

A proxy may be revoked any time before it is exercised. A shareholder giving a proxy may revoke it by (i) sending in another proxy with a later date, (ii) giving written notice to the Company’s Secretary before the Annual Meeting that the proxy has been revoked or (iii) voting in person at the Annual Meeting.

Required affirmative vote and voting procedures

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. The eight nominees who receive a plurality of the votes cast by shareholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions, “broker non-votes” (shares held by brokers or nominees as to which they have no discretionary authority to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon) or other limited proxies will have no effect on the election of directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of March 31, 2010, by each person the Company knows to beneficially own more than 5% of the outstanding Common Stock, each of the Company’s directors, director nominees, the Named Executive Officers (or “NEOs”, as defined below under the caption “Executive Compensation — Executive Compensation”) and all directors and executive officers as a group.
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares of Common Stock (3)
Steven E. Brown (4)	492,480	2.2%
Andrew V. Howard	17,445	*
Clinton H. Howard (5)	9,732,488	44.4%
Robert A. Kaiser (6)	18,500	*
Leonid Lapp 2301 Crown Court Irving, Texas 75038	4,000,000	18.2%
Paul R. Miller (7)	191,080	*
My Garden, Ltd. 2031 Crown Court Irving, Texas 75038	9,440,139	43.1%
Joseph P. Philipp (8)	14,400	*
John W. Price (9)	92,580	*
Kenneth L. Sabot (10)	507,940	2.3%

All current directors and executive officers as a group (9 persons) (11)	11,357,768	49.7%

*Less than one percent.

(1)
Unless otherwise indicated, the Company believes that each shareholder listed has sole voting and dispositive power with respect to the shares listed, and the address of each shareholder is: c/o RBC Life Sciences, Inc., 2301 Crown Ct., Irving, TX 75038.

(2)	Ownership includes both outstanding Common Stock and shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date hereof.

(3)	All percentages are calculated based on the number of outstanding shares of Common Stock in addition to shares which a person or group has the right to acquire within 60 days after the date hereof.

(4)	Includes 327,480 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(5)
Includes 14,300 shares that may be acquired by presently exercisable Common Stock options; includes 9,440,139 shares held by a limited partnership, My Garden, Ltd., the general partners of which are The Clinton H. Howard Family Trust and The Katherine M. Howard Family Trust; and includes 8,049 shares owned of record by Mr. Howard’s spouse.  Mr. Howard disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest.

(6)	Includes 4,200 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(7)	Includes 118,480 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(8)	Represents shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(9)	Includes 91,380 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(10)	Includes 327,940 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof.

(11)
Includes 946,480 shares that may be acquired by presently exercisable Common Stock options or options which will become exercisable within 60 days after the date hereof and the shares referred to in footnote (5).

PROPOSAL 1
ELECTION OF DIRECTORS

Board of Directors

Eight directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until his successor is elected and qualified or until his earlier resignation or removal.  Proxy holders will not be able to vote the proxies held by them for more than eight persons.  To be elected a director, each nominee must receive a plurality of all the votes cast at the Annual Meeting for the election of directors.  Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board may recommend.  Each nominee has expressed his intention to serve the entire term for which election is sought.

Pursuant to authority granted under Article 12 of the Company’s Articles of Incorporation and Section 8.8 of its Bylaws, on April 7, 2010, the Board adopted resolutions amending Sections 3.2 and 3.5 of Article 3 of the Company’s Bylaws to provide a classified board of directors.  In accordance with these amendments, the Board was classified into three classes, Class I, Class II and Class III.  At the Annual Meeting, directors in Class I will be elected to hold office for a partial term of one year expiring at the 2011 annual meeting of shareholders; directors in Class II will be elected to hold office for a partial term of two years expiring at the 2012 annual meeting of shareholders; and directors in Class III will be elected to hold office for a full term of three years expiring at the 2013 annual meeting of shareholders.  At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at that annual meeting.

Director Nominees

The Board has nominated the following eight persons for election as directors:

Class I (term expires 2011) –Andrew V. Howard, Paul R. Miller and Kenneth L. Sabot
Class II (term expires 2012) – Steven E. Brown, Robert A. Kaiser and John W. Price
Class III (term expires 2013) – Clinton H. Howard and Joseph P. Philipp

Each of the nominees, other than Andrew V. Howard, is presently a director of the Company.  Mr. Howard is the son of Clinton H. Howard.  There are no other family relationships between any of the Company’s directors, director nominees and executive officers.  Information about the director nominees, including the experience, qualifications, attributes or skills that led to the selection of that person as a nominee for membership on the Board, is set forth in the following paragraphs:

Class I Directors

Andrew V. Howard, age 51, who is not presently a director, is an attorney specializing in the areas of business planning, estate planning and asset protection, who in addition to his solo practice serves as Of Counsel to Bollinger & Hogue, LLP, a law firm based in Frisco, Texas.  Since 1991, Mr. Howard has been an Associate of the Company and previously served as Vice President of Marketing for the Company from March 1995 to November 1999 and as a director of the Company from 1997 to 1999.  As an Associate of the Company, Mr. Howard earned approximately $67,000, $58,000 and $60,000 in 2009, 2008 and 2007, respectively. Mr. Howard received a B.A. from the University of Dallas, and received an M.B.A. and J.D. from Regent University, in Virginia Beach, Virginia.

On September 5, 2006, Mr. Howard filed for personal bankruptcy under Chapter 13 of the U.S. Bankruptcy Code; however, these proceedings were dismissed shortly thereafter on September 28, 2006. In nominating Mr. Howard to the Board, the Audit Committee determined that this filing would not have a material impact upon his ability to perform his duties due to (i) the length of time that has elapsed since the bankruptcy filing, and (ii) the fact that the proceedings were dismissed less than 30 days after the filing.

The Board considers Mr. Howard to be a qualified candidate for service on the Board due to (i) his prior executive experience with the Company, (ii) his experience as an independent distributor in the network marketing industry and (iii) his background as an attorney.

Paul R. Miller, age 68, was elected to the Board in May 2007.  Mr. Miller is President of MPM Medical, Inc. (“MPM”), a wholly owned subsidiary of the Company.  MPM, which markets wound care products, was acquired by the Company in August 2001.  Mr. Miller founded MPM in 1992 and has served as its President since its founding.  From 1984 to 1992, Mr. Miller served as Vice President-Marketing and Sales for Carrington Laboratories, Inc., a pharmaceutical company that manufactured and marketed a line of wound care products.  Prior to 1984, Mr. Miller held various marketing and sales positions with another wound care products company, Bio Clinic Company.

The Board considers Mr. Miller to be a qualified candidate for service on the Board due to (i) his experience as founder and current President of MPM and (ii) his extensive knowledge and experience in the wound care industry, particularly in the areas of marketing and sales, gained through prior service in various executive capacities.

Kenneth L. Sabot, age 64, is a director and also serves as Senior Vice President-Operations, positions which he has held since joining the Company in February 1998.  Prior to joining the Company, Mr. Sabot was the Vice President-Operations of To Life! LLC, a start-up network marketing company, from August 1996 until February 1998.  Prior to joining To Life, he was employed by Light Force, Inc. from 1981 through January 1996.  Mr. Sabot joined Light Force as Controller in 1981 and served as Chief Operating Officer from 1986 until leaving Light Force in January 1996.  Mr. Sabot became a certified public accountant in 1969.

The Board considers Mr. Sabot to be a qualified candidate for service on the Board due to (i) his experience as Senior Vice President-Operations of the Company, (ii) his prior executive experience with two companies engaged in the sale of nutritional products through network marketing and (iii) his background as a certified public accountant.

Class II Directors

Steven E. Brown, age 54, is a director and also serves as Chief Financial Officer, Vice President-Finance and Secretary.  Mr. Brown has served as Chief Financial Officer and Vice President-Finance since joining the Company in May 1994, and has served as Secretary since September 2003.  Prior to joining the Company, Mr. Brown was the Vice President-Finance and Chief Financial Officer of Carrington Laboratories, Inc. from 1980 through April 1994.  Mr. Brown was treasurer of Carrington from 1982 through 1994 and served as a director from 1981 until August 1987.  Mr. Brown became a certified public accountant in 1980 and was previously associated with an international public accounting firm from 1977 to 1980.

The Board considers Mr. Brown to be a qualified candidate for service on the Board due to (i) his experience as Chief Financial Officer of the Company, (ii) his prior experience as Chief Financial Officer and director of Carrington, a public company that had operations at various times in both the nutritional supplement and wound care industries and (iii) his prior experience in public accounting.

Robert A. Kaiser, age 56, currently holds various positions with CLST Holdings, Inc, formerly known as Cellstar, Inc., (“CLST”), including Chief Executive Officer.  Mr. Kaiser was elected as Chief Executive Officer in September 2007 and served as Chairman of the Board from August 2007 through October 2009.  Mr. Kaiser has been a director of CLST since May 2005, and was Chairman from May 2005 until he resigned from that position in April 2007.  Mr. Kaiser joined CLST in December 2001 as Senior Vice President and Chief Financial Officer and served as Chief Executive Officer from May 2004 until March 2007 when CLST completed the sale of substantially all of its assets.  Prior to the sale of substantially all of its assets, CLST was engaged in international logistics and distribution in the communications industry.  From 1986 to 2001, Mr. Kaiser held various executive positions with several companies in the communications industry.

The Board considers Mr. Kaiser to be a qualified candidate for service on the Board due to (i) his extensive knowledge and experience in the areas of finance and accounting gained through service in various executive capacities, including Chief Financial Officer and (ii) his experience as Chief Executive Officer and director of CLST, a public company.

John W. Price, age 66, was elected to the Board in December 2007 and has served as Chief Executive Officer of the Company since January 1, 2009 and as President since December 2007.  Mr. Price joined the Company on October 1, 2007 as Chief Executive Officer of MPM.  From September 2005 through September 2007, Mr. Price served as President of International Operations for Mannatech, Incorporated, a global network marketing company engaged in the sale of nutritional supplements. From 2003 to 2005, Mr. Price was President of Price Associates, a business consulting firm serving a broad range of clients including Herbalife International Inc., a global network marketing company engaged in the sale of weight management products, nutritional supplements and personal care products. From 1997 to 2003, Mr. Price served as Herbalife’s Senior Vice President of Worldwide Administration, and served as its interim Chief Information Officer and a key executive to its President. From 1978 to 1995, Mr. Price served as Vice President of Human Resources for Eli Lilly & Company, a pharmaceutical manufacturer. Mr. Price received a B.A. in Sociology and Naval Science from the University of Washington, in Seattle, Washington, and received his M.B.A. in Marketing from the California Coast University, in Santa Ana, California. He is a retired U.S. Navy Commander and an Eagle Scout who served on the Eagle Scout Board of Review. Mr. Price has served as a director of the International Aloe Science Council since January 2009 and served from 2001 to 2005 as a member of the Board of Directors of the Direct Selling Education Foundation.

The Board considers Mr. Price to be a qualified candidate for service on the Board due to (i) his experience as Chief Executive Officer of the Company, (ii) his prior executive experience with two multinational companies engaged in the sale of nutritional products through network marketing and (iii) his prior executive experience in the pharmaceutical industry.

Class III Directors

Clinton H. Howard, age 81, is the Company’s Chairman of the Board and has served in that capacity since founding the Company in 1991.  Mr. Howard served as Chief Executive Officer of the Company from 1991 until his retirement on December 31, 2008 and as President from 1991 until February 2003.  Mr. Howard continues to serve as a consultant to the Company under a five-year consulting arrangement that became effective upon his retirement.  Mr. Howard graduated from Rice University with a Bachelor of Arts degree and from Southwestern Medical School with a Master of Medical Art degree, after which he studied graduate business courses at both Southern Methodist University and the University of Dallas and medical arts courses at Johns Hopkins Medical School.  Mr. Howard founded American Biomedical Corporation in 1958 and served as its Chief Executive Officer until 1973.  During his tenure, American Biomedical grew into a chain of 40 medical testing laboratories and completed its initial public offering in 1969.  In 1974, American Biomedical was merged with National Health Laboratories, then one of the nation’s largest medical laboratory chains.  In 1974, Mr. Howard founded Carrington Laboratories, Inc., f/k/a Avacare, Inc., a direct sales company engaged in marketing personal care products.  In 1981, he established a research division at Carrington, which isolated an active medicinal compound in aloe vera, known as acemannan.  After selling its direct sales business in 1985, Carrington became a pharmaceutical company.  Mr. Howard retired from Carrington in 1990.

The Board considers Mr. Howard to be a qualified candidate for service on the Board due to (i) his experience with the Company as its founder and largest shareholder, (ii) his experience as Chief Executive Officer of the Company from its founding until his retirement in 2008, (iii) his prior experience as Chief Executive Officer and director of Carrington, a public company that had operations at various times in both the nutritional supplement and wound care industries, (iv) his prior experience as a director of various public and private companies and (v) his knowledge of the local business community.

Joseph P. Philipp, age 60, was elected to the Board in June 2004.  Since 1993, Mr. Philipp has been the Managing Partner of Insight Consulting, a consulting firm specializing in organizational structure, executive and leadership development and strategic planning.  Prior to holding his present position, Mr. Philipp held various Human Resource management positions with several organizations, including Epic Healthcare, American Medical International and LifeMark Corporation.  Mr. Philipp earned a Masters of Business Administration degree from the University of Wisconsin and has served as a council member of the Irving, Texas City Council since 1996.

The Board considers Mr. Philipp to be a qualified candidate for service on the Board due to (i) his broad-based business knowledge and experience gained through consulting engagements conducted since 1993 involving areas such as operations, finance, customer service, change leadership and executive development, (ii) his prior management experience with three Fortune 500 companies and (iii) his knowledge of the local business community.

The Board recommends that shareholders vote FOR the election of each nominee.

CORPORATE GOVERNANCE

Independence

Because the Common Stock is traded on the OTC Bulletin Board, the Company is not subject to the corporate governance standards of any securities exchange or The NASDAQ Stock Market regarding the independence of its Board members.  The Board has determined that Mr. Kaiser and Mr. Philipp are each an “independent director” as defined in the listing standards of NASDAQ while the remaining directors are not.  In the last three years, there have been no transactions, relationships or arrangements, other than in connection with service on the Board, between the independent directors and the Company.

Board Leadership Structure and Risk Oversight

The Board has no policy respecting the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer; the Board makes this decision based on its best judgment at any given point in time.  In accordance with the Company’s bylaws, the Board elects the Chief Executive Officer and the Chairman of the Board, and each of these positions may be held by the same person or may be held by two persons.  Mr. Howard, the Company’s founder and largest shareholder, has served as the Company’s Chairman of the Board since its founding.  He also served as Chief Executive Officer until his retirement in December 2008 at which time Mr. Price assumed the office of Chief Executive Officer.  The present structure permits the Chairman to focus his attention on the Company’s strategic priorities and the Board agenda while allowing the Chief Executive Officer to focus his talents and attention on managing the day-to-day operation of the Company.

The Company believes that its leadership structure allows the directors to provide effective oversight of its risk management function.  The Board administers its risk oversight function as a whole and through its Board committees.  The Board regularly receives information regarding the Company’s operations, liquidity and credit from senior management. During its review of this information, the Board discusses, reviews and analyzes risks associated with these areas, as well as risks associated with current and new business strategies.  The Audit Committee oversees management of financial and compliance risks and potential conflicts of interest.  The Audit Committee charter provides that the Audit Committee is responsible for overseeing the internal controls of the Company along with its adherence with compliance and regulatory requirements.  In carrying out its responsibilities, the Audit Committee works closely with members of the Company’s executive management and employees of the firm to which the external audit services of the Company are outsourced.  The Compensation Committee oversees management of risks related to compensation policies and practices.  Each of these committees reports on these risks to the entire Board.

Meetings and Committees of the Board

The Board held five meetings during 2009.  During 2009, each director attended at least 75% of the meetings of the Board and of the committees on which he served.  The Company does not have a policy regarding attendance by members of the Board at the Company’s annual meeting of shareholders, although the Company has always encouraged its directors to attend its annual meeting.  In 2009, all directors except Mr. Miller attended the Company’s annual meeting of shareholders.

The Board has two permanent committees, the Audit Committee and the Compensation Committee.  Prior to April 2010, the functions of the nominating committee were fulfilled by the entire Board.  In April 2010, the Board assigned these functions to the Audit Committee.

Audit Committee

The Audit Committee Charter adopted by the Board is available to shareholders on the Company’s web site located at www.rbclifesciences.com.  In accordance with its charter, the Audit Committee’s functions include (i) engaging independent auditors and determining their compensation; (ii) reviewing audit results and the results of interim financial statement reviews with the independent auditors and management; (iii) overseeing the Company’s financial reporting process and internal control systems; (iv) authorizing any non-audit services provided by the independent auditors and the compensation for those services; and (v) initiating and supervising any special investigation it deems necessary regarding the Company’s accounting and financial policies and controls.

In addition to these functions, in April 2010, the duties of a nominating committee were assigned to the Audit Committee, and its charter was amended accordingly.  These functions include: (i) identifying, evaluating and recommending candidates for membership on the Board; and (ii) periodically reviewing and making recommendations with respect to the composition of the Board and assignments to Board committees.

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), consists of two directors, Messrs. Kaiser (Chair) and Philipp.  The Board has determined that Mr. Kaiser meets the definition of a “financial expert” as defined in Item 407(d) of Regulation S-K under the Exchange Act. The Audit Committee held seven meetings during 2009.  All committee members attended all committee meetings.

Compensation Committee

The Compensation Committee Charter adopted by the Board is available to shareholders on the Company’s web site located at www.rbclifesciences.com.  In accordance with its charter, the Compensation Committee’s functions include (i) establishing and administering the Company’s officer compensation policies, which function includes setting the compensation of the Chief Executive Officer; (ii) administering the Company’s stock incentive plans; and (iii) overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company’s officers.

During 2009, the Compensation Committee consisted of two directors, Messrs. Philipp (Chair) and Kaiser.  The Compensation Committee held six meetings during 2009. All committee members attended all committee meetings.

Director Nominations

The Company does not have a standing nominating committee; however, the functions of a nominating committee were assigned to the Audit Committee in April 2010.  Prior to that time, the entire Board fulfilled the role of the nominating committee.

In accordance with the Board’s current policy, only nominees approved by the Audit Committee, which includes the current slate of director nominees, are recommended to the full Board. The Audit Committee does not have a diversity policy or other policy that sets forth minimum qualifications by which potential nominees are evaluated.  The goal of the Audit Committee is to recommend nominees who have experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness.  In selecting and evaluating potential nominees, the Board considers, among other factors, the existing composition of the Board and the mix of Board members appropriate for the perceived needs of the Company.  In evaluating potential director candidates, the Audit Committee also seeks to ensure that the Board always has at least one member that meets the definition of a “financial expert” as defined under the Exchange Act.  Candidates nominated by shareholders are evaluated in the same manner as other candidates. The Company does not utilize third parties to identify or evaluate potential director nominees.  Also, any nominee must be willing to serve for the nominal director’s compensation paid by the Company.

The Audit Committee will consider director nominees recommended by shareholders. A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail to the Company, c/o Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, that sets forth: (1) the name, business address, residence address, date of birth, biographical data and qualifications of each person whom the shareholder proposes to be considered as a nominee; (2) the number of shares of Common Stock beneficially owned by each proposed nominee; (3) any other information regarding the proposed nominee that would be required to be disclosed in a definitive proxy statement to shareholders pursuant to Regulation 14(a) of the Exchange Act; (4) the name, business address and residence address of the shareholder making the recommendation; and (5) the number of shares of Common Stock beneficially owned by the shareholder making the recommendation. The Audit Committee may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of the proposed nominee to serve as a director of the Company.  Shareholder recommendations will be considered only if received no less than 120 days before the date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders.  The Company has not received any recommendation of a director nominee from any shareholder.

Compensation Committee Interlocks and Insider Participation

Only Messrs. Philipp and Kaiser were members of the Compensation Committee at any time during 2009, each of whom was determined to be an independent director.  There are no compensation committee interlocks between the members of the Company’s Compensation Committee and any other entity.

Communication with the Board

Shareholders and other interested parties may communicate with the Board, including outside directors (i.e. directors who are not also employees or consultants), by sending written communication to the directors c/o the Chairman of the Board, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.  Any communication to a specific director will be forwarded to that director. As to all other communications, the Chairman, or his designate, will review such communications and forward them to the appropriate director(s).

Code of Ethics

The Board has adopted a Code of Ethics applicable to all directors, officers and employees of the Company, including its principal executive officer and its principal financial and accounting officer. The Code of Ethics is available to shareholders on the Company’s web site located at www.rbclifesciences.com. A copy of the Code of Ethics will be provided upon request directed to the Company’s Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

Policies and Procedures Regarding Related Person Transactions

The Board has adopted a written policy regarding related person transactions. For purposes of this policy:

•	a “related person” means any of the Company’s directors, executive officers, nominees for director or 5% shareholders or any of their immediate family members; and

•
a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of the executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to the Company’s best interests. Any related person transaction must be disclosed to the full Board.

Director Compensation

Each inside director (i.e. a director that is also an employee or consultant) receives: (i) a quarterly retainer of $300, (ii) a fee of $500 for each Board meeting attended during the year and (iii) a stock option to purchase 600 shares of Common Stock for each Board meeting attended during the year, subject to approval by the Board at the end of each year.  Each outside director receives: (i) a quarterly retainer of $2,000, (ii) a fee of $500 for each Board meeting attended during the year, (iii) a stock option to purchase 600 shares of Common Stock for each Board meeting attended during the year, subject to approval by the Board at the end of each year, and (iv) up to $400 per month of the Company’s nutritional supplement products for personal use (this monthly allowance was increased from $300 to $400 effective December 22, 2009).  With respect to service on a committee of the Board, the committee chair receives $1,000 per meeting attended while other committee members receive $500 per meeting attended.

The following table summarizes director compensation for 2009 for all outside directors and inside directors not included in the Summary Compensation Table below.

DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($) (b)	Option Awards ($) (1) (2) (d)	Total ($) (h)
Robert A. Kaiser	20,500	546	21,046
Paul R. Miller	3,200	437	3,637
Joseph P. Philipp	20,000	546	20,546

(1)
Represents the aggregate grant date fair value of option awards granted in 2009.  For a description of the assumptions used to calculate the fair value of option awards, see Note K, Share-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	At December 31, 2009, Messrs. Kaiser, Miller and Philipp held outstanding options totaling 4,200; 144,600; and 14,400, respectively.

Shareholder Proposals for the 2011 Annual Meeting of Shareholders

An eligible shareholder who wishes to include a proposal in the Company’s proxy statement for the 2011 annual meeting of shareholders must submit it, in accordance with Rule 14a-8 of the Exchange Act, so that it is received by the Company’s Secretary, at the Company’s executive offices, on or before January 6, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board.  Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of the Company’s financial statements.  The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee has:
•	reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2009 with management and the independent registered public accounting firm;
•
discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 114 (Communication with Those Charged With Governance), as amended;

•
received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	discussed with the independent registered public accounting firm such firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE
Robert A. Kaiser, Chair
Joseph P. Philipp

Independent Registered Public Accounting Firm

The Audit Committee has appointed Lane Gorman Trubitt, L.L.P. (“LGT”) as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2010.

Audit Fees and Non-Audit Fees

The aggregate fees for professional services rendered by LGT for 2009 and 2008 were as follows:

	2009	2008
Audit Fees(1)	$99,300	$80,550
Audit-Related Fees	-	-
Tax Fees(2)	16,800	13,700
All Other Fees	-	-
Total	$116,100	$94,250

(1)	Represents fees for professional services in connection with the audit of the Company’s financial statements and reviews of quarterly interim financial statements.

(2)	Represents fees for tax compliance, tax advice and tax planning relating to the preparation and filing of the Company’s federal and state tax returns.

Representatives of LGT are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee’s pre-approval policies and procedures require the independent registered public accounting firm to seek pre-approval by the Audit Committee of all audit and permitted non-audit services by providing a prior description of the services to be performed and specific fee and expense estimates for each such service. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.  All of the professional services rendered by LGT for audit-related fees and tax fees during 2009 and 2008 were pre-approved by the Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 2010, the name, age and position of each of the executive officers of the Company.

Name	Age	Position
John W. Price	66	Director, Chief Executive Officer, President

Steven E. Brown	54	Director, Chief Financial Officer, Vice President-Finance, Secretary

Kenneth L. Sabot	64	Director, Senior Vice President-Operations

G. Trevor Scofield	57	Vice President-International Business Development

Ann C. Billings	46	Vice President-Marketing

See “Director Nominees” above for business experience information concerning Messrs. Price, Brown and Sabot.

G. Trevor Scofield joined the Company in 1991 as Vice President-Canadian Operations.  Mr. Scofield held that position until May 2003, at which time he was promoted to Vice President-International Business Development.

Ann C. Billings joined the Company as Vice President-Marketing in February 2008. From 2003 to December 2007, Ms. Billings served as Director-Health & Beauty for Tahitian Noni International, a global network marketing company engaged in the sale of nutritional products.  From 1997 to 2003, Ms. Billings was Senior Manager-Product Marketing & Development for Nu Skin International, also a global network marketing company engaged in the sale of nutritional supplements and personal care products.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role of the Compensation Committee

The Compensation Committee annually reviews and approves goals and objectives for the Chief Executive Officer, as well as evaluates his performance and approves his compensation. The Compensation Committee is also responsible to review and make recommendations to the Chief Executive Officer with respect to compensation of the other NEOs, who are evaluated annually for performance according to individual responsibilities and contributions, as well as broader measures related to corporate performance and results.  In addition, the Compensation Committee is responsible for the grant of all stock option awards and any other awards under the Company’s equity compensation plans.  While the Compensation Committee is comprised solely of independent directors, as a practical matter, it is not completely independent from Mr. Howard because of Mr. Howard’s percentage ownership of the Common Stock (see table under the caption “Security Ownership of Certain Beneficial Owners and Management”).

The Compensation Committee has reviewed the Company's compensation policies and practices and determined that its compensation programs are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the compensation programs for certain design features which have been identified as having the potential to encourage excessive risk-taking and concluded that the Company's compensation programs do not encourage excessive risk.

In the remaining discussion under this section, “Compensation Discussion and Analysis,” with respect to compensation matters involving Mr. Howard, the “Committee” shall refer to the Compensation Committee.  With respect to compensation matters involving NEOs other than Mr. Howard, the “Committee” shall refer to the Compensation Committee and Mr. Howard.

Compensation Decision-Making Process

The compensation of the NEOs in 2009 was largely determined by their respective employment agreements.  The employment agreement between the Company and Mr. Price was negotiated and approved by the Committee.  Employment agreements between the Company and the other NEOs were negotiated and approved by the Committee in consultation with Mr. Price.

Under its charter, the Committee has the authority to retain independent counsel or other advisers as it deems necessary to carry out its responsibilities; however, the Compensation Committee did not retain the services of any compensation consultant in 2009 or prior years.  In making executive compensation decisions, the Committee utilizes “tally sheets” and informally assembled competitive market data.  Tally sheets are designed to set forth in one place the total compensation of each officer for the current and previous year, including base salary, past and projected incentive compensation, option grants and any other form of compensation. The Committee believes these tally sheets are helpful in providing a clear picture of the total compensation package available to the executive officers.  The Committee also informally considers competitive market practices with respect to the salaries and total compensation paid by other similarly-sized companies to their executive officers.  In this regard, the Committee reviews annual reports on Form 10-K and other public filings of similarly-sized companies as well as other compensation survey information available to it.  While the Committee views all of this comparative data as important, this information is used as a guide to aid the Committee and not as the sole determinative factor. The Committee also considers and views as equally relevant the employment market in which the Company competes, industry competitive conditions, individual executive officer performance during the year and overall Company performance.

Objectives of the Compensation Program

The principal objectives of the executive compensation program are to:

•	Align the interests of executives with those of the shareholders;

•	Provide incentives for the achievement of corporate performance goals;

•	Support an environment that rewards executive officers based upon corporate results; and

•	Maintain a competitive salary structure to attract, motivate and retain qualified executives.

The executive compensation program is intended to motivate the NEOs to achieve goals set by the Company and to reward them for achieving those goals.

Elements of Compensation and Relationship to Compensation Objectives

The principal elements of the Company’s executive compensation program are:

•	Base salary;

•	Cash incentive payments;

•	Equity-based incentive payments;

•	Termination payments; and

•	Other benefits.

The Committee does not have a formal policy regarding the allocation of compensation between cash and non-cash elements or long-term and currently paid elements.  Rather, it uses its judgment and experience in determining the mix of compensation for the NEOs.  In addition, there are no formal stock ownership guidelines for the NEOs.

Base salary. Base salary is intended to provide economic security for the NEOs at a level sufficient to attract and retain their services, and to reward current performance.   Base salary is set by the Committee as described above, giving consideration to individual performance, level of responsibility, skills, qualifications and experience, and is incorporated into the respective employment agreement of each NEO.  Based on the evaluation and judgment of the Committee and in connection with employment agreements that became effective January 1, 2009, Messrs. Sabot and Brown each received a 5% increase in base salary for 2009.  Mr. Price’s base compensation was increased from $290,000 to $325,000 effective January 1, 2009 in connection with his appointment as Chief Executive Officer.

Cash incentive payments.     Cash incentive plans, which are provided in the respective employment agreement of each NEO, are intended to create a financial incentive to achieve specific financial performance goals established by the Committee.

•
2009 plan.  The Committee adopted a cash incentive plan for the NEOs effective January 1, 2009, which provided for the payment of incentive compensation based on the extent to which pre-established performance objectives were attained.  For 2009, threshold, target and maximum objectives were established for two performance measures: EBIT and consolidated net sales.  Under the plan, achievement of the threshold, target or maximum performance objective earned 50%, 100% or 150%, respectively, of the target incentive payment.  The target incentive payment for 2009 was stated as a percentage of base salary and ranged from 30% to 35% for the NEOs.  The plan provided that no incentive payment would be earned for below threshold performance.  For 2009, 75% of the incentive payment was based on achievement of the EBIT performance objective and 25% was based on achievement of the net sales performance objective.

•
2010 plan.    Although the Committee customarily adopts a cash incentive plan each year, no cash incentive plan was adopted by the Committee for 2010.  In light of the uncertain continuing impact of general and industry economic conditions faced by the Company during 2009, the Committee determined that it was not appropriate to adopt a cash incentive plan for 2010; rather it determined to make cash incentive compensation discretionary.  Accordingly, the Committee will determine in its discretion whether any annual incentive compensation will be payable for the year and, if so, the amount of the incentive payment. These determinations will be based on business-related factors deemed appropriate by the Committee.

Amounts earned by the NEOs under cash incentive arrangements are set forth in the Summary Compensation Table below.  No cash incentive compensation was earned for 2009.

Equity-based payments.     Equity-based payments have been paid to the NEOs in the form of stock option grants.  Grants are not made to NEOs each year and there is no formula by which grants are made.  When grants are made, factors considered include, but are not limited to, individual performance, level of responsibility and potential future contribution.  Because of the direct relationship between the value of an option and the market price of the Common Stock, the Committee believes that these grants motivate the NEOs to manage the Company in a manner that is consistent with the interests of the shareholders.  Option grants to the NEOs have typically carried a five-year vesting schedule and a nine-year term.  The Committee believes that the long-term nature of these options also serves as a retention tool.  There were no option grants to the NEOs in 2009 other than options granted in accordance with the Company’s director compensation policy, which is described above under the caption “Corporate Governance – Director Compensation.” Amounts earned with respect to option grants are set forth in the Summary Compensation Table below.  The Company has no program, plan or practice to time executive option grants in coordination with announcements of material nonpublic information.

Termination payments.     The employment agreement of each NEO provides for termination payments upon the occurrence of various triggering events.  These payments are described below under the caption “Employment Agreements and Post-Termination Compensation.”  In general, the Committee believes that NEOs should be provided with reasonable termination benefits in order to attract and retain talented employees in a market where such benefits are commonly available.  Reasonable termination benefits also recognize that it may be difficult for the NEOs to find comparable employment within a short period of time.  With regard to termination payments in connection with a change of control, the Committee believed that the interests of the shareholders would be best served if the Chief Executive Officer was provided change of control benefits that would eliminate, or at least reduce, the reluctance of management to pursue potential change of control transactions that may be in the best interests of the shareholders. The employment agreements with the other NEOs do not have change of control provisions.  There were no termination payments made to any NEO during 2009.

Other benefits.     The Company provides benefits to the NEOs that the Committee believes are reasonable and consistent with the overall compensation program.  These benefits are intended to make the compensation program competitive with other employment opportunities and encourage continued service.  The Company provides a 401(k) plan and various group insurance plans for the benefit of all employees.  The Company makes matching contributions to the 401(k) plan equal to 10% of employee contributions and pays a portion of the employees’ group insurance premiums.  Employee contributions to the 401(k) plan vest immediately; Company contributions vest after three years of service.  The Company also provides a monthly allowance of the Company’s nutritional supplement products at no-charge.  NEOs participate in these plans on the same basis as other employees of the Company, except with respect to the long-term disability and life insurance plans, and the monthly allowance for no-charge products.  With regard to these benefits, the Company provides to certain senior managers additional disability and life coverage at an aggregate cost of coverage related to the NEOs of approximately $3,300 per year, and additional no-charge products at an aggregate cost related to the NEOs of approximately $2,300 per year.

In addition to these benefits, Mr. Price receives a monthly automobile allowance and reimbursement of certain club dues in accordance with his employment agreement.

The aggregate amount earned by each NEO for these benefits is set forth in the All Other Compensation Table below.

Employment Agreements

Since 2004, the Company has followed a practice of providing employment agreements to senior management.  The Committee believes that these employment agreements help attract and retain key executives, thus promoting stability and continuity of senior management, while providing the necessary flexibility to manage executive performance and compensation.

Mr. Price.  The employment agreement in effect for Mr. Price during 2009 is a four-year agreement expiring December 31, 2012.

Mr. Howard.  Mr. Howard retired as Chief Executive Officer on December 31, 2008, which was the end of the term set forth in his employment agreement dated November 2003.  In accordance with the terms of this employment agreement, he continues to serve as a consultant to the Company under a five-year consulting arrangement.

Messrs. Brown and Sabot.  The employment agreements that were in effect for Messrs. Brown and Sabot during 2009 expired on December 31, 2009.  To replace the expiring agreements, the Company entered into a new three-year agreement with Mr. Brown and a new one-year agreement with Mr. Sabot, both of which became effective January 1, 2010.  The terms of these new agreements are similar to the expired agreements.

The current NEO employment agreements, along with the related termination benefit provisions, are described in more detail below under the caption “Employment Agreements and Post-Termination Compensation.”

Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to NEOs. However, this deduction limitation does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the related regulations. The Committee has considered these limitations and intends, in all appropriate circumstances, to qualify compensation paid to the NEOs for deductibility under Section 162(m) of the Code.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.  Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement.

This report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference therein.

COMPENSATION COMMITTEE
Joseph P. Philipp, Chair
Robert A. Kaiser

Executive Compensation

The following table sets forth summary compensation information during 2009, 2008 and 2007 for the Company’s Chief Executive Officer, who was appointed Chief Executive Officer effective January 1, 2009, the Company’s former Chief Executive Officer, who retired December 31, 2008, and the Company’s two other most highly compensated executive officers (collectively, the “NEOs”):

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (1) (c)	Bonus ($) (d)	Option Awards ($) (2) (f)	Non-Equity Incentive Plan Compen- sation ($) (3) (g)	All Other Compen- sation ($) (4) (i)	Total ($) (j)
John W. Price, Chief Executive	2009	336,200	-	100,920	-	25,264	462,384
Officer (5)	2008	290,000	-	15,075	43,451	9,424	357,950
	2007	61,345	-	149,200	10,944	2,082	223,571

Clinton H. Howard, Chairman, former	2009	-	-	-	-	178,557	178,557
Chief Executive	2008	345,800	-	14,023	48,451	72,364	480,638
Officer (6)	2007	329,305	-	26,281	48,775	17,963	422,324

Steven E. Brown, Vice President-	2009	239,900	-	-	-	5,281	245,175
Finance, Chief Financial Officer	2008	219,600	-	11,597	50,177	9,406	290,780
	2007	198,109	-	16,727	48,775	12,173	275,784

Kenneth L. Sabot, Senior Vice	2009	253,100	-	-	-	9,088	262,188
President-Operations	2008	231,300	-	12,202	50,177	11,898	305,577
	2007	209,612	-	17,753	48,775	13,977	290,117

(1)	Represents base salary paid in accordance with employment agreements in effect for each respective year.

(2)
Represents the aggregate grant date fair value of option awards. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Share-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Represents cash compensation earned in accordance with cash incentive plans provided in the employment agreements in effect for each respective year.

(4)	Represents amounts detailed in the All Other Compensation Table below.

(5)	Mr. Price joined the Company as CEO of MPM in September 2007. He became President of the Company in December 2007 and was appointed Chief Executive Officer effective January 1, 2009.

(6)
Mr. Howard retired as Chief Executive Officer on December 31, 2008.  He continues to serve as a consultant to the Company under a five-year consulting arrangement that became effective upon his retirement.

All Other Compensation Table

		Compensation for Service as a Director			Perquisites
Name	Year	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Consulting fees (2)	and Personal Benefits ($) (3)	All Other Compensation ($)
John W. Price	2009	3,700	546	-	21,018	25,264
	2008	2,800	1,210	-	5,414	9,424
	2007	900	947	-	235	2,082
Clinton H. Howard	2009	3,700	546	173,200	1,111	178,557
	2008	2,800	945	-	68,619	72,364
	2007	3,600	3,625	-	10,738	17,963
Steven E. Brown	2009	3,700	546	-	1,035	5,281
	2008	2,800	1,210	-	5,396	9,406
	2007	3,600	3,787	-	4,786	12,173
Kenneth L. Sabot	2009	3,700	546	-	4,842	9,088
	2008	2,800	1,210	-	7,888	11,898
	2007	3,600	3,787	-	6,590	13,977

(1)
Represents the aggregate grant date fair value of option awards. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Share-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Represents consulting fees paid under a five-year consulting arrangement that became effective upon Mr. Howard’s retirement on December 31, 2008.

(3)
Represents payment of matching contributions to a 401(k) plan, payment of health insurance premiums related to plans not generally available to all salaried employees, the cost of Company products provided at no-charge, and, in the case of Messrs. Price and Howard, an automobile allowance or personal use of a Company automobile, as the case may be, and reimbursement of club dues.  In 2008, the amount for Mr. Howard also includes a payment of $56,623 made to him upon his retirement for accrued, unused paid time off.

The following table presents information concerning all grants of plan-based awards to the NEOs in 2009.  There were no grants that provide for non-equity incentive compensation that may be earned in 2010, and there was no non-equity incentive plan compensation earned by the NEOs for 2009 pursuant to prior year grants.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Options (#) (j)	Awards ($/Sh) (k)	Awards ($) (2) (l)
John W. Price	12/22/2009 (3)	-	-	-	3,000	0.20	546
Clinton H. Howard	12/22/2009 (3)	-	-	-	3,000	0.20	546
Steven E. Brown	12/22/2009 (3)	-	-	-	3,000	0.20	546
Kenneth L. Sabot	12/22/2009 (3)	-	-	-	3,000	0.20	546

(1)	There were no grants of plan-based awards that provide for non-equity incentive compensation.

(2)
Represents the aggregate grant date fair value of option awards. For a description of the assumptions used to calculate the fair value of option awards, see Note K, Share-Based Compensation, of the notes to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Reflects grants of stock options pursuant to the Company’s director compensation policy. These options were fully vested at the grant date and expire nine years after the date of grant.

The following table sets forth information concerning outstanding equity awards for each of the NEOs at December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)
John W. Price	80,000	120,000	(1)	0.77	10/16/16
	2,400	-		0.53	12/17/17
	5,980	23,920	(2)	0.53	12/17/17
	-	200,000	(3)	0.53	01/01/18
	3,000	-		0.20	12/22/18
Clinton H. Howard	2,400	-		0.583	12/17/13
	8,900	26,700	(4)	0.583	12/17/13
	3,000	-		0.20	12/22/18
Steven E. Brown	300,000	-		0.145	09/04/12
	4,200	-		0.21	12/28/15
	4,800	-		0.815	11/29/16
	8,480	12,720	(5)	0.815	11/29/16
	2,400	-		0.53	12/17/17
	4,600	18,400	(2)	0.53	12/17/17
	3,000	-		0.20	12/22/18
Kenneth L. Sabot	300,000	-		0.145	09/04/12
	3,900	-		0.21	12/28/15
	4,800	-		0.815	11/29/16
	9,000	13,500	(5)	0.815	11/29/16
	2,400	-		0.53	12/17/17
	4,840	19,360	(2)	0.53	12/17/17
	3,000	-		0.20	12/22/18

(1)	Options were granted October 16, 2007 and vest 20% per year beginning October 16, 2008.

(2)	Options were granted December 17, 2008 and vest 20% per year beginning December 17, 2009.

(3)	Options were granted January 1, 2009 and vest 25% per year beginning January 1, 2010.

(4)	Options were granted December 17, 2008 and vest 25% per year beginning December 17, 2009.

(5)	Options were granted November 29, 2007 and vest 20% per year beginning November 29, 2008

Employment Agreements and Post-Termination Compensation

Clinton H. Howard

Effective November 20, 2003, the Company entered into an employment agreement with Mr. Howard to serve as its Chief Executive Officer through December 31, 2008.  Under the terms of this agreement, Mr. Howard will receive monthly consulting payments for a period of five years beginning January 1, 2009.  The annual amount of the consulting payments is $173,000, which amount shall be reduced by 50% if all of Mr. Howard’s personal guarantees of Company obligations are released.

John W. Price

On December 31, 2008, the Company entered into a four-year amended and restated employment agreement with Mr. Price in connection with his appointment as Chief Executive Officer effective January 1, 2009.  This agreement automatically renews for an additional two-year term upon expiration of the initial term or any renewal term, unless one party gives the other notice at least 90 days prior to the end of the then current term.  Key terms include:

•	Annual base salary of $325,000.

•
Annual cash incentive compensation calculated as described above under the caption “Compensation Discussion and Analysis – Elements of Compensation and Relationship to Compensation Objectives – Cash Incentive Payments.”

•
The grant of an option to purchase 200,000 shares of Common Stock at an exercise price of $0.53 per share, which was the market price on the date of grant.  The stock option is a nine-year option that vests 25% per year beginning on the first anniversary of the date of grant.

•	Employee benefits generally provided to other executive officers plus a monthly auto allowance of $1,000 and reimbursement of 50% of certain club dues.

•	A non-compete provision that extends for a period of 12 months following termination for any reason.

•	Indemnification against any claims made against Mr. Price for actions taken in good faith while performing services under the agreement.

•	Payment of post-termination compensation, which, in each case, is provided only if Mr. Price signs a general release of claims in favor of the Company.

This employment agreement provides for payment of post-termination compensation under certain circumstances, which are as follows:

•
Upon termination because the Company elects not to renew the agreement, Mr. Price shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off and (ii) continued payment of base salary for a period of 12 months beyond the date of termination.

•
Upon termination by Mr. Price for Good Reason, as defined below, or by the Company for any reason other than death, disability or Cause, as defined below, Mr. Price shall be paid (i) a lump sum payment for accrued, unused paid time off, (ii) a pro rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated and (iii) the greater of (a) his base salary through the end of the then current term or (b) an amount equal to base salary for a period of 12 months increased by two weeks for each year of service performed by Mr. Price prior to termination.  In addition, if the termination is by Mr. Price for Good Reason or by the Company during the 12-month period following a Change of Control, as defined below, any unvested stock options held by Mr. Price shall immediately vest as of the date of termination.

“Good Reason” is defined as (i) an uncured breach of the agreement by the Company or (ii) a material diminution in the nature or scope of Mr. Price’s responsibilities, duties or authority.

“Cause” is defined as (i) commission of a felony or lesser crime involving dishonesty or fraud, (ii) willful and continued failure to perform duties required by the agreement, (iii) failure to comply with laws applicable to the Company’s business operations, involvement with a competitor of the Company while employed by the Company or improper use of the Company’s trade secrets or records, (iv) engaging in fraud, dishonesty or similar conduct which damages the Company or (v) habitual intoxication or continued abuse of illegal drugs.

“Change of Control” is defined as (i) the acquisition by a person or entity, other than Mr. Howard, of at least 50% of the Company’s outstanding shares, (ii) a change in the composition of the Board in connection with a merger or other business combination whereby members of the incumbent Board no longer represent a voting majority, (iii) a merger or other business combination or reorganization that results in the Company’s shareholders immediately before the transaction owning less than 50% of the voting power after the transaction or (iv) a sale or disposition of 80% or more of the Company’s assets.

•
Upon termination by reason of death or disability, or Mr. Price’s election to resign or not to renew the agreement, Mr. Price, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off.

Steven E. Brown and Kenneth L. Sabot

     On December 11, 2009 and December 22, 2009, the Company entered into employment agreements with Messrs. Brown and Sabot, respectively, which became effective January 1, 2010.  Except where otherwise noted, the terms of these agreements are identical.  Key terms include:

•	Principal position, term and base salary:

Name	Principal Position	Initial Term and Renewal Term	Annual Base Salary

Steven E. Brown	Vice President-Finance	Three-year initial term with an automatic one-year renewal term unless 30 days notice is given	$231,417

Kenneth L. Sabot	Senior Vice President-Operations	One year initial term with no automatic renewal term	$244,127

•
Discretionary annual cash incentive compensation calculated as described above under the caption “Compensation Discussion and Analysis – Elements of Compensation and Relationship to Compensation Objectives – Cash Incentive Payments.”

•	Employee benefits generally provided to other executive officers.

•	A non-compete provision that extends for a 12–month period following termination for any reason.

•	Indemnification against any claims made against the executive for actions taken in good faith while performing services under the agreement.

•	Payment of post-termination compensation, which, in each case, is provided only if the executive signs a general release of claims in favor of the Company.

These employment agreements provide for payment of post-termination compensation under certain circumstances, which are as follows:

•
Upon termination by the executive for Good Reason, as defined above, or by the Company without Cause, as defined above, the executive shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, (ii) a pro rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated, and (iii) the greater of (a) his monthly base salary through the last day of the then current term or (b) his monthly base salary for a period of six months payable, in each case, over a period of 12 months.

•
Upon termination by reason of death, disability, the executive’s election to resign or, in the case of Mr. Brown, his election not to renew the agreement, the executive, or his estate, as applicable, will be paid a lump sum payment for accrued, unused paid time off, plus a pro rata share of any annual cash incentive payment that would have been due under the agreement at the end of the year in which employment terminated.

•
Under Mr. Brown’s agreement, upon termination because the Company elects not to renew the agreement, Mr. Brown shall be entitled to receive (i) a lump sum payment for accrued, unused paid time off, and (ii) continued payment of base salary for a period of six months after the date of termination.

Potential Payments Upon Termination or Change of Control

The following sets forth the hypothetical cash termination payments to Messrs. Price, Brown and Sabot resulting from the triggering events described above.  Mr. Howard is excluded from this summary since he retired on December 31, 2008.  The estimates below assume that the triggering event occurred on December 31, 2009.  Actual cash termination payments could differ materially depending on the facts and circumstances in effect at the time a triggering event occurs, if a triggering event should occur.

John W. Price
Triggering Event	Base Salary $	Incentive Compensation $		Benefits $	Stock Options $
Non-renewal by the Company	325,000	-		33,125	-
Resignation for Good Reason or termination by the Company without Cause within 12 months of a Change of Control	975,000	-	(1)	33,125	-	(2)
Termination without Cause (3)	975,000	-	(1)	33,125	-
Death, disability, resignation or non-renewal by Mr. Price	-	-		33,125	-

(1)
If the triggering event occurs on a date other than the end of the year, a pro rata share of the cash incentive compensation that would have been earned under the agreement for the year of termination is payable to Mr. Price.

(2)
At December 31, 2009, the number of options that would vest as a result of the triggering event is 343,900.  Of these options, 120,000 were exercisable at $0.77 per share and 223,900 were exercisable at $0.53 per share.  Because the closing market price of the Common Stock on December 31, 2009 was less than or equal to the exercise prices of these options, no payment is deemed to be due as a result of the vesting of these options.

(3)	Other than within 12 months of a Change of Control.

Steven E. Brown and Kenneth L. Sabot
Triggering Event	Base Salary $	Incentive Compensation $		Benefits $
Resignation for Good Reason or Termination without Cause
Steven E. Brown	694,262	-	(1)	57,855
Kenneth L. Sabot	244,130	-	(1)	59,859
Death, disability or resignation
Steven E. Brown	-	-	(1)	57,855
Kenneth L. Sabot	-	-	(1)	59,859
Non-renewal by the Company
Steven E. Brown	115,710	-		57,855

(1)
If the triggering event occurs on a date other than the end of the year, a pro rata share of the cash incentive compensation that would have been earned under the agreement for the year of termination is payable to executive.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about shares of Common Stock that may be issued under the Company’s equity compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,130,440	$0.40	1,903,920
Equity compensation plans not approved by security holders	-	-	-
Total	2,130,440	$0.40	1,903,920

(1)
Includes shares reserved for issuance under the 2003 Stock Incentive Plan, as amended and restated, approved by shareholders effective September 4, 2003, and the 2006 Stock Incentive Plan approved by shareholders effective June 6, 2006.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC.  Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the forms submitted to the Company, and written representations made by persons required to file these reports, the Company believes that all such persons complied with all Section 16(a) filing requirements applicable to them except as follows: (i) Mr. Kaiser failed to timely file on Form 4 the purchase of Common Stock on March 4, 2009; a Form 4 disclosing this purchase was filed on March 20, 2009; (ii) Mr. Kaiser failed to timely file on Form 4 two separate purchases of Common Stock on March 17, 2009; Forms 4 disclosing these purchases were filed on March 24, 2009; and (iii) Messrs. Brown, Howard, Kaiser, Miller, Philipp, Price and Sabot failed to timely file on Form 4 the grant of options to purchase Common Stock on December 22, 2009.  Forms 4 related to these option grants were filed on January 22, 2010.

Certain Relationships and Related Transactions

Mr. Howard has guaranteed a mortgage note of the Company, which amounted to $2,052,000 at December 31, 2009.  The Company has undertaken certain obligations to indemnify Mr. Howard and secure its obligations to him in the event the Company defaults on this loan.

Important Notice Regarding Delivery of Shareholder Documents

Owners of Common Stock who hold Common Stock through a broker or otherwise through a nominee and who share a single address may receive notice from the broker or nominee stating that only one copy of this Notice of Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 is being sent to that address unless the Company receives contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of this Notice of Annual Meeting and Proxy Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, he or she may contact the Company by mail addressed to Secretary, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038, or by telephone at (972) 893-4000.

Annual Report

The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements and schedules thereto, for the year ended December 31, 2009 filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act to any shareholder (including any beneficial owner) upon written request to Steven E. Brown, Chief Financial Officer, RBC Life Sciences, Inc., 2301 Crown Court, Irving, Texas 75038.

By Order of the Board of Directors,

/s/ Steven E. Brown
Steven E. Brown Secretary

May 6, 2010

PROXY
RBC LIFE SCIENCES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Price and Steven E. Brown and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 20, 2010, at the Annual Meeting of Shareholders to be held at the Las Colinas Country Club, 4400 North O’Connor Blvd., Irving, TX 75062, on Thursday, June 17, 2010 at 9:00 a.m., local time, or at any adjournment or postponement thereof.  Receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement in connection therewith and of the Company’s 2009 Annual Report to Shareholders is hereby acknowledged.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1

1.	Election of Directors.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
NOMINEES
☐	FOR ALL EXCEPT		Class I		Class II		Class III
	(See instructions below)	☐	Andrew V. Howard	☐	Steven E. Brown	☐	Clinton H. Howard
		☐	Paul R. Miller	☐	Robert A. Kaiser	☐	Joseph P. Philipp
		☐	Kenneth L. Sabot	☐	John W. Price

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1.  THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES (OR EITHER OF THEM) REGARDING ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

Please sign and date this Proxy, and promptly return it to Fidelity Transfer, 1800 South West Temple, Suite 310, Box 53, Salt Lake City, Utah 84115 using the return envelope provided herewith.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Title (if applicable, as described in Note below):    _______________________

Note:  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full the corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by authorized person.